Exhibit 10.19

Advanced Air Mobility (“AAM”) Partnership

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Memorandum of Understanding (“MOU”)

THIS MOU is made on 8 June 2021 between the following parties:

(A)	Vertical Aerospace Group Ltd, (registered number 08330792), whose registered office is at 140-142 Kensington Church Street, London, England, W8 4BN (“Vertical”); and

(B)	Virgin Atlantic Limited (registered number 08867781), whose registered office is at The VHQ, Fleming Way, Crawley, West Sussex, United Kingdom, RH10 9DF (“VAL”);

(each a “Party” and together, the “Parties”).

Part 1 - General

1. BACKGROUND & PURPOSE	(A)	Vertical is a leading designer and manufacturer of electric, zero carbon emission, vertical take-off and landing (“eVTOL”) aircraft.

	(B)	VAL, through its wholly owned subsidiary, Virgin Atlantic Airways Limited (“VAA”) is one of the world’s leading airlines, operating out of the UK with approx. 40 wide body, long haul aircraft serving approx. 6m passengers a year.

	(C)	Vertical has developed the VA-X4 (the “Aircraft”), a piloted eVTOL capable of carrying 4 passengers with a top speed of up to 200 mph and a range of up to 100-120 miles and is developing the VA-X8, a piloted hybrid eVTOL capable of carrying 8 passengers with a range of up to 500 miles.

	(D)	VAL and Vertical are exploring the launch of a Virgin Atlantic branded short haul intercity and airport AAM network, including to provide domestic connectivity to VAL’s hubs in the UK.

	(E)	On 2 June 2021 the Parties signed a Mutual Non-Disclosure Agreement (the “NDA”).

	(F)	This MOU outlines the terms and conditions relating to the following transactions:

(1) the formation of a joint venture to develop an AAM business model (the “Joint Venture”);

(2) an option to pre-order Aircraft by VAL; and

(3) the provision of equity warrants by Vertical to VAL.

(each a “Transaction” and together the “Transactions”)

2. BINDING NATURE	Save for the provisions contained in this section 2 and sections 3, 4, 5, 6, 7,10, 12, 30 and 36 below, this MoU shall not give rise to any legally binding rights or obligations.

3.	CONFIDENTIALITY	This MOU and the Transactions contemplated in it as well as the identity of the Parties will be kept strictly confidential by the Parties except where:

		(A)	the other Party consents in writing to the release of any such information (such consent not to be unreasonably withheld or delayed), subject to a draft being provided for the other relevant Party’s prior review and approval. The Parties have a common intent to make a jointly agreed public announcement about the Transactions envisaged by this MOU shortly after execution;

		(B)	the other Party is obligated by law, the rules of a recognised stock exchange or regulatory inspection to disclose such information; or

		(C)	the disclosure to such Party’s Affiliates and its and their directors, officers, employees, members, advisors, potential investors and, in the case of VAL to its creditors (collectively “Recipients”), where such Recipients have a need to know.

“Affiliate” shall mean any person directly or indirectly Controlled by, or Controlling, or under common Control with a Party. “Control” includes, directly or indirectly, the power to direct or cause the direction of the management, policies and/or affairs of a Party, whether through the ownership of issued share capital or voting rights, by contract, declaration of trust, power of attorney or any power conferred by the articles of association, constitution, partnership deed or other documents regulatory a Party the right to appoint or remove a majority of its board of directions or equivalent managing body or others and “Controls”, “Controlled” and “Controlling” shall be construed accordingly.

4.	GOVERNING LAW AND JURISDICTION	This MOU and any contractual or non-contractual obligations arising out of or in connection with it or its subject matter shall be governed and construed in accordance with the laws of England and Wales and the Parties hereby submit to the exclusive jurisdiction of the courts of England to settle any dispute or claim arising out of or in connection with this MOU or its subject matter.

5.	EXPENSES	Each Party shall be liable for its own costs and expenses in connection with the preparation, review and negotiation of this MOU and any Transaction documents.

Part 2 - AAM Joint Venture – PHASE 1 (EXPLORATION)

6.	DURATION	For a period of 18 months from the date of signing of this MOU, the Parties will negotiate the terms of a potential Joint Venture (“Phase 1”). Phase 1 negotiations shall be terminable for convenience without penalty by either Party on three months’ notice.

7.	EXCLUSIVITY	Vertical and VAL shall grant each other reciprocal exclusivity for the duration of Phase 1 (the “Exclusivity Period”).

Throughout the Exclusivity Period:

(a) VAL shall not enter into any eVTOL joint venture or commercial co-operation agreement of a similar nature to this MOU with any other eVTOL manufacturer for deployment in the UK, for as long as (i) Vertical is bound by exclusivity under this agreement and (ii) Vertical’s Aircraft are progressing in line with agreed development and commercial delivery timelines set out in Part 3, section 18 and 21 of this MOU;

(b) Vertical shall not enter into any eVTOL joint venture or commercial cooperation agreement of a similar nature to this MOU with any other airline or Aircraft operator for deployment in the UK (and for so long as VAL are also bound by exclusivity under this agreement); and

(c) Nothing in this MOU shall prevent the Parties engaging with Avolon Holdings Limited to become a Party to the Joint Venture. Applicable exclusivity provisions to be agreed at the time (for the avoidance of doubt to apply in respect of all Parties as set out in (a) and (b) above).

Nothing in this MOU shall prevent:

(a) Vertical from agreeing an Aircraft purchase agreement or accepting a purchase order notice from any third party but Vertical shall use best endeavours to ensure that a Purchase Order Notice made by VAL that (a) relates to or is made for the benefit of the Joint Venture and (b) is exercised on or before 31 December 2022, receives order book priority for Aircraft delivery; or

(b) VAL from engaging with and agreeing Aircraft purchase orders or options with a third party OEM eVTOL manufacturer.

8. EXPLORATION WORKSTREAMS	During Phase 1, the Parties shall establish joint Exploration Workstreams in support of the Joint Venture as indicated below and to be further defined (including resource allocation from each of the Parties).

AIRCRAFT (Vertical led)

Certification
Gather all the relevant certification supporting knowhow, evidence and supporting material to de-risk the VA-X4 certification programme in the UK.

Regulatory
Engage and lobby relevant regulatory and industry bodies as needed to allow necessary air traffic permissions for eVTOL in the UK.

Asset Financing and Aircraft as a Service
Engage with Avolon Holdings Limited, Vertical’s aircraft leasing partner, about how Aircraft can be asset financed as part of the business model and provided along with associated services on an ‘aircraft as a service’ busines model.

CUSTOMER OPERATIONS (VAL led)

Pilot Accreditation & Training
Shape and define the accreditation required for pilots of Vertical’s VA-X4 eVTOL Aircraft as well as training programmes, academies and facilities.

Physical Customer Experience

Define the physical customer experience in ‘curb-to-steps’ including specifically i) chauffer service for first and business passengers ii) check-in desk and iii) customer lounges.

Digital Customer Experience

Define the digital customer experience including specifically i) online booking and ticketing (inc mobile and app) ii) in-flight digital iii) customer case. 3rd party digital CX integrations including specifically i) joint tickets ii) cross-sell / upgrade customer journeys.

Staffing

How to staff check-ins, lounges, cleaning and how to leverage staff sharing with airline

Route planning and Pricing

Explore route planning based on passenger demand and migratory route patterns linking VAL hubs to explore density, yield and pricing to establish go-to-market strategy for launch operations

Other Markets

Explore markets and application outside the UK as part of VAL’s operations or that of its affiliates Delta and/or Virgin Group.

Consumer Adoption

Explore ways of increasing customer adoption of sustainable air travel and in particular eVTOL. Such activity to include customer focus groups, demonstrators, social etc.

INFRASTRUCTURE (Vertical led)

Vertiport Infrastructure

Where to site vertiports, plans for a range of vertiports from city centre to rural, construction scoping for timeline and cost, define the development and access model – i.e. owned, leased, PAYG, areas and terms of Joint Venture exclusivity. Explore and secure space / access to airports such as LHR. Given the importance of the Vertiport Infrastructure to the Joint Venture, Vertical shall collaborate and consult with VAL on all Vertiport infrastructure relevant to the service of the Joint Venture including, but not limited to locations at LHR.

MRO

Hangers and Aircraft storage, operations and field services engineering, technical support and training, spare parts support and maintenance regimes

Charging Infrastructure
Define charging hardware needs, partners, cost of hardware and cost of install including necessary grid storage support and grid connections.

BUSINESS PLAN (Joint)

Development of a go-to-market business plan, business financial model and joint-venture key terms for the launch a Virgin Atlantic branded short haul intercity and airport AAM network, including to provide domestic connectivity to VAL’s hubs in the UK (the “Business Plan”).

9. STEERING GROUP	The Joint Venture shall establish a steering group to ensure the Exploration Workstreams are progressing as planned and delivering on the joint vision of the Parties. Such Steering group shall meet on an agreed cadence which shall be at least quarterly. It is expected that Stephen Fitzpatrick (CEO of Vertical) and Shai Weiss (CEO of Virgin Atlantic) shall join the steering group.

10. COSTS & EXPENSES	Each party shall bear their own costs of the resources (people, data etc) that they contribute to the formation of the joint venture and the activity of the working groups.

For the avoidance of doubt all aircraft design, development, manufacturing and certification costs will be borne by Vertical. In respect of additional opex and/or capex costs incurred in other Exploration Workstreams, the Parties shall agree the basis for prorating or allocating such costs.

11. EXTENSION	At the final steering group of Phase 1 exploration the Parties shall meet to align on the terms of extension of the joint venture for a further 12-month period and commitment to delivery of the Business Plan.

Part 3 – Aircraft Master Option Purchase Agreement

12.	OPTION	Vertical shall grant an option to VAL to purchase Products on the following terms (or such other terms as agreed between the Parties) which shall be documented by the Parties in an Aircraft Master Option Purchase Agreement

13.	SELLER	Vertical (“Seller”)

14.	PURCHASER	VAL (“Purchaser”)

15.	PRODUCT(S)	VA-X4 / VA-X8 / Other as available

16.	VA-X4 PRODUCT	The VA-X4 product shall meet the following specification
SPECIFICATION
● Type: Piloted
● Passengers: Pilot + 4
● Top Speed: 202mph
● Range: 100miles
● Payload: 450kg in piloted mode
● Fuel: Electric
● Noise: 45db cruise / <70db hover
● Default Exterior Branding: Virgin Atlantic

17.	PRODUCT CUSTOMISATION	The Seller and the Purchaser to agree standardised Product specification and any variant document to be agreed by the Parties and produced by the Seller by no later than 30 June 2023.

18.	PRODUCT CERTIFICATION AND REGISTRATION

The Parties shall document the key milestones in 2021, 2022 and 2023 for certification of the Product with all authorities for deployment in the UK, including the Civil Aviation Authority (“CAA”), with the target of having achieved full certification by no later than 1 July 2024. In the event of a delay in achieving a milestone and/or obtaining such certification, the walk away date set out in section 29 below shall be extended for a timeframe corresponding to the expected delay.

Additional validations will follow to enable the Aircraft to be operated in other jurisdictions.

The Purchaser shall be responsible for the registration, filing and/or recording of any documents and interests relating to the Aircraft with the relevant aviation authorities.

19.	WARRANTIES AND GUARANTIES	Seller to give customary warranties and guarantees in respective of Aircraft performance and operational costs that are (a) on a most favoured nation basis and (b) satisfactory to the Purchaser (including, but not limited to, payload, battery charging and maintenance, battery life and degradation, single pilot operation, insurance protocols pre-delivery).

20. PRODUCT PRICE

The pricing strategy continues to be developed, and VAL shall purchase aircraft according to Vertical’s pricing at the time of issuing a Purchase Order Notice, with terms to be on a most favoured nation basis.

As an indication of price, the current price is expected to be $4m per VA-X4 (and shall be capped at such amount). Prices for VA-X8 and other variants still to be defined but shall be subject to most favoured nation terms.

21. FIRST AVAILABLE	From 1 October 2024.
DELIVERY DATE
Indicative production capacity as follows:

2024: 50
2025: 250
2026: 1,000
2027: 1,500
2028: 2,000

22. PURCHASE ORDER	From the date of signing of the MOU to the 1 July 2026.
DURATION

23. PRE-DELIVERY	None
PAYMENTS

24. PAYMENT AND DELIVERY DESTINATION	On delivery. The Parties shall discuss in good faith and mutually agree who bears responsibility for customs duties, taxes and the delivery destination of each aircraft.

25. INITIAL PURCHASE ORDER COMMITMENT

A purchase order shall be of a minimum of 50 Aircraft (the “Minimum Order Quantity”) and up to 150 Aircraft (the “Maximum Order Quantity”) over the Purchase Order Duration. The joint ambition of the Parties is a target quantity of 100 Aircraft (the “Target Quantity”).

Purchaser shall have conversion rights into any more recently developed variants or design iterations intended for commercialisation by the Seller at the time a Purchase Order Notice is issued. Terms to be made available on a most favoured nation basis.

26. PURCHASE ORDER NOTICE

The Purchaser shall provide notice to the Seller in writing of its firm order for Aircraft under this purchase order (“Purchase Order Notice”) at least 12 months prior to the month in which aircraft are to be delivered. The minimum quantity of any Purchase Order Notice shall be 25 Aircraft.

Where VAL issues a Purchase Order Notice (i) on behalf of the Joint Venture and (ii) by 31 December 2022, Vertical shall use best endeavours to provide order book priority to expedite the Earliest Available Delivery Date ahead of third-party Aircraft Purchase Order Notices.

27. MAINTENANCE AND SUPPORT	In addition to manufacturing and delivering the Aircraft, the Seller may provide various ancillary goods and services to the Purchaser, the specific nature of which shall be agreed by 30 June 2023. These ancillary goods and services include operations and field services engineering, technical support and training, spare parts support, smart charging systems, training of flight crews in the operation of aircraft, a complete set of technical manuals, software and other materials (including subsequent revisions) and a maintenance regime (including locations and entities accredited to perform such maintenance) with respect to each aircraft. The scope of such services shall be developed by the Joint Venture described above.

28. ASSIGNMENT	No rights of assignment shall be afforded to the Purchaser without the prior written consent of the Seller other than to related parties and Affiliates (which, for the avoidance of doubt, shall include Delta Air Lines Inc, Virgin Group and any wholly or partly owned subsidiary of VAL).

29. TERMINATION FOR CONVENIENCE	The Purchaser shall be entitled to terminate this Option, the Aircraft Master Option Purchase Agreement and any Purchase Order for convenience without penalty by providing written notice to the Seller by 1 July 2023. Thereafter the Purchaser shall be bound to purchase the stated Initial Purchase Order Commitment (subject to any extension in accordance with section 18).

Part 4 – VAL Option Warrants

30. OPTION	Vertical is a new aircraft company pioneering technology in AAM. Vertical is currently undertaking a public market listing via a special acquisition company (“SPAC”) in order to raise the capital required to bring product to market. In recognition of VAL’s commitment to Vertical to bring product to market, Vertical will issue VAL with an option to acquire equity warrants in Vertical on the following terms which shall be documented in a Warrant Option Subscription Agreement to be entered into by the Parties.

31. WARRANTS	Vertical will issue 3% equity warrants in Vertical with a $10 strike price in two tranches. Warrants to be issued in Vertical Aerospace Limited (or relevant holding or successor company following any merger or acquisition, including via the SPAC)

32. EXERCISE AND	Tranche 1
VESTING	1.5% of Warrants to vest at completion of Vertical’s de-SPAC;

Tranche 2
1.5% of Warrants to vest proportionately on binding contractual commitment to acquire Aircraft; subject to meeting the Minimum Order Quantity.

Tranche 2 to be prorated against the Target Quantity e.g. between 0 and 50 Aircraft would result in 0%, a 75 Aircraft order would result in 1.125% and a 100 Aircraft order would result in 1.5%.

Exercise will be linked to each of the vesting milestones above.

33.	TERM	The Warrants will remain outstanding for 5 years.

34.	IMPACT OF ASSIGNMENT	In the event of an assignment in whole or in part of the pre-order agreement, the Parties shall agree how Tranche 2 shall be treated for the purposes of assignment.

Part 5 – VAL Commission

35. PURPOSE

VAL is a private company owned 51% by Virgin Group and 49% by Delta Air Lines Inc.

VAL shall use reasonable endeavours to facilitate Vertical discussions with Delta and Virgin Group in respect of eVTOL business partnerships and/or Aircraft purchase agreements (including options) in the USA (Delta) and other Rest of World countries (Virgin Group).

36. COMMISSION	In the event of binding agreements between Vertical and one of Delta and Virgin Group, a commission fee shall be payable by Vertical to VAL of 1% of expected transaction value. For the avoidance of doubt the terms offered to Delta by Vertical for US operations shall be on no less favourable terms than those offered to VAL.

Part 5 – Next Steps

37. PROPOSED NEXT	Following execution of this MOU, the Parties anticipate the next steps to be as follows:
STEPS

(A) Each of Vertical and VAL to assign deal leads for the Transactions
(B) The drafting, negotiation and entering into of:
(1) A Joint Venture / Collaboration Agreement;

(2) An Aircraft Master Option Purchase Agreement; and

(3) A Warrant Option Subscription Agreement;

(together, the “Transaction Documents”)

(C) The parties to announce a jointly agreed press release regarding their transaction, or as required for regulatory reasons, at a time to be agreed.

Each Party hereby confirms its acceptance and agreement to the terms contained in this Term Sheet.

/s/ Shai Weiss

Director,

Duly authorised for and on behalf of

Virgin Atlantic Limited

Date: 08-Jun-21

/s/ Vinny Casey

Director,

Duly authorised for and on behalf of
Vertical Aerospace Group Ltd

Date: 08-Jun-21